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                                                                 Exhibit 10.14.1



                       STANADYNE AUTOMOTIVE HOLDING CORP.

                            SUPPLEMENT TO MANAGEMENT
                                STOCK OPTION PLAN


1.    BACKGROUND

      The Board of Directors of Stanadyne Automotive Holding Corp. (the "Company") adopted a Management Stock Option Plan (the "Plan") as of June 5, 1998. Defined terms in this Supplement have the same meanings as set forth in the Plan.

      As of the date of this Supplement, there are fifty-nine thousand and twenty (59,020) Undesignated Options in the Plan.

      Pursuant to Section 5.3 and Section 10.2 of the Plan, the Committee has the right to Supplement the Plan and to specify the terms and conditions under which the Company shall issue the Undesignated Options.

      The Committee has decided to issue Undesignated Options as set forth in this Supplement (the "2002 Options").


2.    PARTICIPANTS

      The 2002 Options shall be issued to Participants selected by the Committee. The number of 2002 Options for each Participant shall be determined by the Committee.


3.    TERMS AND CONDITIONS

      The 2002 Options shall be issued to the Participants upon the terms and conditions of the Plan, except as follows:

      (a)   "Closing Date" means December 31, 2001.

      (b) "EBITDA Target" means, with respect to each Plan Year, the EBITDA Target established by the Committee for each Plan Year, which shall be disclosed to the Participants no later than January 31 of the Plan Year in question.
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      (c)   "Performance Plan Term" means the period beginning on the Closing
            Date and ending on December 31, 2005.

      (d) "Plan Year" means any of the consecutive calendar years ended December 31, 2002, 2003, 2004 and 2005, respectively.

      (e)   VESTING OF 2002 OPTIONS

                  (i) The 2002 Options may be exercised only to the extent that they have vested. Not later than 90 days after the end of each Plan Year (so long as no Company Sale has been consummated prior to such date) the Committee shall determine the Performance Level for such Plan Year (such determination to be made in good faith based upon the annual audited consolidated financial statements for the latest fiscal year of the Company and its Subsidiaries ended on the last day of such Plan Year).

                  (ii) All 2002 Options will vest on the seventh anniversary of the date of grant, subject to acceleration of vesting as set forth in sections (iii) and (v) below; provided, in each case, that the Participant remains continuously employed with the Company or its Subsidiaries from the date of award through the date of determination. For purposes of accelerated vesting, each Participant will be deemed to be employed by the Company or its Subsidiaries with respect to any Plan Year if such Participant has been continuously employed by the Company or its Subsidiaries from January 1 of such Plan Year through December 31 of such Plan Year.

                  (iii) The vesting of each Participant's 2002 Options shall be subject to acceleration as follows:

                        (A) No 2002 Options will vest for any Plan Year with a Performance Level at or below 90.

                        (B) If the Performance Level for a given Plan Year is less than 100 but exceeds 90, a number of 2002 Options equal to the product of (i) 25% of such Participant's 2002 Options and (ii) a fraction the numerator of which equals the Performance Level for such Plan Year minus 90 and the denominator of which is ten, will vest as of the last day of such Plan Year.

                        (C) If the Performance Level for a given Plan Year equals or exceeds 100, 2002 Options representing 25% of such Participant's 2002 Options will vest as of the last day of such Plan Year.

                        (D) If (i) the Performance Level for any of the Plan Years ended

                                      -ii-
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                              December 31, 2002, 2003 or 2004 is less than 100
                              (the amount by which 100 exceeds the Performance Level for such Plan Year, the "Shortfall") and
                              (ii) the Performance Level for the next successive Plan Year exceeds 100 by an amount equal to or exceeding such Shortfall, then, in addition to the acceleration of vesting for such successive Plan Year effected pursuant to subsection (C), above, 2002 Options representing the excess (if any) of
                              (i) the number of 2002 Options that would have vested (not to exceed 25% of such Participant's 2002 Options) if the actual EBITDA for the preceding Plan Year was increased by the amount by which the actual EBITDA for the current year exceeded the EBITDA Target for the current year over (ii) the number of 2002 Options that vested in the preceding Plan Year, shall vest as of the last day of such successive Plan Year.

                  (iv) On the date of termination of employment, all unvested 2002 Options held by a terminated Participant shall cease to vest.

                  (v) If (A) a Company Sale is consummated prior to the end of the Performance Plan Term and (B) the Performance Level for the Plan Year immediately prior to the year in which such Company Sale is consummated equals or exceeds 100, then the Accelerated Portion of the remaining 2002 Options held by a Participant will vest immediately prior to the consummation of such Company Sale. For purposes of this subsection (e)(v), "Accelerated Portion" shall mean that portion of the 2002 Options held by a Participant eligible to vest during each of the Plan Years ended after the date such Company Sale is consummated that would have vested if the Performance Level for each such Plan Year was equal to the product of (i) 100 and (ii) a fraction, the numerator of which is the actual cumulative EBITDA for the Company and its Subsidiaries during all Plan Years ended before the date such Company Sale is consummated (treated for this purpose as a single accounting period) and the denominator of which is the sum of the EBITDA Targets for all such Plan Years.

      (f) All references to Initial Options in Article VII of the Plan shall apply in the same manner to the 2002 Options, as modified by this Supplement. All references to Initial Option Certificates in Article VII of the Plan shall apply in the same manner to Option Certificates issued for the 2002 Options, as modified by this Supplement.

      (g) The expiration date in Section 8.1 of the Plan for the 2002 Options shall be 5:00 p.m. Eastern Standard Time on the tenth anniversary of this Supplement.

      (h) All references to Initial Options in Article VIII of the Plan shall apply in the same manner to the 2002 Options, as modified by this Supplement.

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      (i)   All references to Initial Options in Article IX of the Plan shall apply in the same manner to the 2002 Options, as modified by this Supplement.

4. The remainder of the Plan is affirmed and in full force and effect for the 2002 Options.


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